Exhibt 99.01

NEWS RELEASE — May 18, 2007

For more information:

Ken Golden

Director, News and Information

Deere & Company

309-765-5678

Chad Holliday, DuPont Chairman and CEO, elected to Deere & Company Board of Directors

MOLINE, Illinois (May 18, 2007) — Deere & Company announced today its board of directors has elected Charles O. Holliday, Jr. to the board, effective May 30, 2007. Holliday is chairman and chief executive officer of DuPont, a company founded 205 years ago.

“Chad is a distinguished global business leader and John Deere is fortunate that he has agreed to join the Deere & Company board of directors,” said Robert W. Lane, Deere & Company’s chairman and chief executive officer.  “While guiding DuPont’s extensive worldwide operations, Chad has nurtured the broader business community’s understanding of the profit opportunities from sustainably serving society. His grasp of complex societal issues, emerging global trends, and promising business opportunities, including those rooted in agriculture around the world, will further strengthen the Deere board.”

Holliday has served as DuPont’s chief executive officer and chairman since 1998 and has an exemplary record of leadership roles in important global business organizations. He currently chairs the board of directors of Catalyst and the U.S. Council on Competitiveness. He is also past chairman of the World Business Council for Sustainable Development, the Business Council and the Society of Chemical Industry — American Section. Additionally, Holliday is a founding member of the International Business Council.

Holliday graduated from the University of Tennessee in 1970 with a Bachelor of Science degree in Industrial Engineering and joined DuPont the same year.

Deere & Company’s board will now total 12 members, 11 of whom are independent. In addition to Holliday, the independent board members include Crandall C. Bowles, co-chairman and co-chief executive officer, Springs Global Participacoes S.A. and chairman of Springs Industries, Inc.; Vance D. Coffman, retired chairman, Lockheed Martin Corporation; T. Kevin Dunnigan, retired chairman, Thomas & Betts Corporation; Dipak C. Jain, dean, Kellogg School of Management, Northwestern University; Arthur L. Kelly, managing partner, KEL Enterprises L.P.; Antonio Madero B., chairman and chief executive officer, SANLUIS Corporación S.A. de C.V.; Joachim Milberg, chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG; Richard B. Myers, retired chairman of the U.S. Joint Chiefs of Staff; Thomas H. Patrick, chairman, New Vernon Capital, LLC; Aulana L. Peters, retired partner, Gibson, Dunn & Crutcher LLP.

John Deere (Deere & Company – NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

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